UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
November 30, 2010
Date of Report (Date of earliest event reported)
SPECTRA ENERGY PARTNERS, LP
(Exact name of Registrant as specified in its charter)

Delaware	1-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
5400 Westheimer Court
Houston, Texas 77056
(Address of principal executive offices)
(713) 627-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 30, 2010, Spectra Energy Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Spectra Energy Southeast Pipeline Corporation (“SE Southeast Pipeline”), a wholly-owned subsidiary of Spectra Energy Corp (“SE Corp”), and Spectra Energy Partners (DE) GP, LP, the general partner of the Partnership (the “General Partner”). Pursuant to the Contribution Agreement, SE Southeast Pipeline contributed to the Partnership an additional 24.5% membership interest in Gulfstream Natural Gas System, L.L.C. (“Gulfstream”), and the Partnership paid to SE Southeast Pipeline and its subsidiaries consideration of approximately $330 million, consisting of:
•	$66 million in newly-issued common units and general partner units, which were valued at $33.37 per unit, which represents 97% of the volume weighted average price of the Partnership’s common units calculated for the 20-business day period ending on November 23, 2010;

•	the assumption of approximately $7.4 million in debt owed by SE Southeast Pipeline to a subsidiary of SE Corp; and

•	approximately $256.6 million in cash, which was funded primarily through borrowings under the Partnership’s credit facility (collectively, the “Transaction”).
The Partnership expects that long term financing for the Transaction will be a combination of debt and equity.
     As a result of the Transaction, the Partnership owns a 49% membership interest in Gulfstream. SE Corp, the Williams Companies, Inc. and Williams Pipeline Partners, L.P. own the remaining 1.0%, 25.5% and 24.5% interests in Gulfstream, respectively, and jointly operate the system.
     The Gulfstream pipeline currently includes:
•	approximately 295 miles of onshore pipeline in Florida;

•	15 miles of onshore pipeline in Alabama and Mississippi; and

•	435 miles of offshore pipeline in the Gulf of Mexico.
Facilities also include gas treatment facilities and a compressor station in Coden, Alabama. Gulfstream supports the south and central Florida markets through its connection to eight receipt points and 23 delivery points and has market delivery capability of 1.26 Bcf/d of natural gas.
     SE Corp currently directly or indirectly owns (i) 100% of the General Partner and (ii) 100% of Spectra Energy Partners GP, LLC, the general partner of the General Partner (“GP, LLC”). Accordingly, the conflicts committee of GP, LLC’s Board of Directors recommended approval of the Transaction. The conflicts committee, a committee of independent members of GP, LLC’s Board of Directors, retained independent legal and financial advisors. Following the Transaction, SE Corp and its affiliates, including SE Southeast Pipeline, directly or indirectly own an aggregate of 60,914,686 Partnership common units (representing an approximate 73% limited partner interest in the Partnership), the 2% general partner interest in the Partnership and 100% of the incentive distribution rights in the Partnership.
     The foregoing description of the Contribution Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Contribution Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1.

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On November 30, 2010, the Partnership completed the acquisition of the 24.5% membership interest in Gulfstream from SE Southeast Pipeline pursuant to the Contribution Agreement. The information set forth under Item 1.01 above is incorporated herein by reference
Item 3.02. Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 above is incorporated herein by reference. The private placement of (i) 1,938,435 common units issued to SE Southeast Pipeline Corporation and (ii) 39,560 general partner units issued to the General Partner, each pursuant to the Contribution Agreement, are being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof as well as Regulation D thereunder.
Item 7.01. Regulation FD Disclosure.
     On November 30, 2010, the Partnership issued a release announcing the completion of the transactions contemplated by the Contribution Agreement. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.
Item 9.01. Financial Statements and Exhibits.
          (a) Financial Statements of Businesses Acquired.
          The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report is required to be filed.
          (b) Financial Statements of Businesses Acquired.
          The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report is required to be filed.
          (d) Exhibits.

Exhibit
Number	Description of the Exhibit

Exhibit 2.1*	Contribution Agreement, dated November 30, 2010, by and among Spectra Energy Partners, LP, Spectra Energy Partners (DE) GP, LP and Spectra Energy Southeast Pipeline Corporation.

Exhibit 99.1	Press Release of Spectra Energy Partners, LP, dated November 30, 2010.

*	Pursuant to the rules of the Commission, the schedules and similar attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP
	By:	Spectra Energy Partners (DE) GP, LP, its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

Date: November 30, 2010	/s/ Laura Buss Sayavedra
Laura Buss Sayavedra
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of the Exhibit

Exhibit 2.1*	Contribution Agreement, dated November 30, 2010, by and among Spectra Energy Partners, LP, Spectra Energy Partners (DE) GP, LP and Spectra Energy Southeast Pipeline Corporation.

Exhibit 99.1	Press Release of Spectra Energy Partners, LP, dated November 30, 2010.

*	Pursuant to the rules of the Commission, the schedules and similar attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.